EXHIBIT 99.1

COMPANY CONTACT:

Bonnie Ortega, Investor Relations

bortega@cardiodynamics.com

888-522-2342, Ext. 1005

Irene Paigah, Media Relations

ipaigah@cardiodynamics.com

888-522-2342, Ext. 1012

CardioDynamics Acquires Medis, GmbH

Company Purchases European ICG Leader

SAN DIEGO, CA—April 29, 2004—CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced that it has acquired Medis, GmbH, a privately-held European cardiology and vascular diagnostic device company. Medis is the leading ICG company in Europe and second only to CardioDynamics worldwide.

Under the terms of the acquisition, the shareholders of Medis will receive a total of $2.5 million for 80% of the outstanding shares, including $950,000 in cash, $900,000 to be paid over five years, and 100,000 shares of CardioDynamics common stock. CardioDynamics funded the cash portion of the transaction out of its existing cash balance. The Company expects the acquisition to be earnings neutral and add modestly to revenue during the balance of fiscal 2004.

Medis, located in Ilmenau, Germany, was founded in 1991, holds three German patents, and has been profitable for more than ten years. The company develops, manufactures and sells impedance cardiography and venous blood flow products, including the Rheoscreen® product line, and Cardioscreen® and Niccomo® ICG monitors. Medis will operate as a majority-owned subsidiary of CardioDynamics and Dr. Olaf Solbrig, co-founder of Medis, will continue as Managing Director. Dr. Solbrig and his partner will retain a 20% minority interest in Medis.

“We welcome the Medis team to CardioDynamics”, stated Michael K. Perry, CEO of CardioDynamics. “With the addition of Medis, we will increase our European presence and add complementary technologies to our existing ICG product platforms. Strategically, this acquisition enhances our technology portfolio and product development capability by combining two exceptionally talented ICG engineering teams. As with our recent acquisition of Vermed, Medis builds on the strong organic growth of our core ICG business. We will continue to seek additional strategic acquisitions and partnership opportunities to leverage our sales, marketing and technology investments. As the leader in ICG technology, we are committed to providing our customers with innovative cardiac monitoring solutions as we deliver growing value to our shareholders.”

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company’s BioZ® Systems are being used by leading physicians around the world to help battle the number one killer of men and women – cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, additional acquisition and partnership opportunities, growing shareholder value, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2003 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.